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                                                                    EXHIBIT 12.2


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


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
Mellon Bank Corporation (and its subsidiaries)
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                                                                  Three months ended                    Six months ended
                                                                       June 30,                              June 30,
(dollar amounts in thousands)                                     1995             1994                 1995             1994
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
Income before income taxes                                    $271,053         $255,850           $  542,951         $510,731

Fixed charges: interest expense (excluding
 interest on deposits), one-third of rental
 expense net of income from subleases, and
 amortization of debt issuance costs                           112,650           68,360              214,640          131,286
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      Total earnings (as defined), excluding
        interest on deposits                                   383,703          324,210              757,591          642,017

Interest on deposits                                           219,405          116,713              424,636          218,713
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      Total earnings (as defined)                             $603,108         $440,923           $1,182,227         $860,730
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Preferred stock dividend requirements (a)                     $ 15,470         $ 24,972           $   31,190         $ 50,011
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Ratio of earnings (as defined) to fixed charges:

  Excluding interest on deposits                                  3.41             4.74                 3.53             4.89

  Including interest on deposits                                  1.82             2.38                 1.85             2.46

Ratio of earnings (as defined) to combined fixed charges and preferred stock dividends:

  Excluding interest on deposits                                  2.99             3.47                 3.08             3.54

  Including interest on deposits                                  1.74             2.10                 1.76             2.15
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
(a) Preferred stock dividend requirements represent the pretax amounts required to cover preferred stock dividends.
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